Sesen Bio Announces CFO Transition as Company Drives Towards Anticipated Initiation of BLA Submission in 4Q 2019
Company Appoints Monica Forbes as Chief Financial Officer and Kirstin Anderson as Principal Accounting Officer
CAMBRIDGE, Mass., August 26, 2019 – Sesen Bio (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of patients with cancer, today announced the appointment of Monica Forbes as its Chief Financial Officer, effective immediately. Ms. Forbes will succeed Richard F. Fitzgerald, who will be leaving the Company effective August 30, 2019. In addition, the Company has appointed Kirstin Anderson, Corporate Controller, as Principal Accounting Officer.

Ms. Forbes previously served as the Company’s Vice President of Finance. Ms. Forbes has more than 20 years of financial leadership experience, including prior experience leading the finance and administrative functions of late- and commercial-stage public and private life science companies. Ms. Forbes will report to the Company’s President and CEO, Dr. Thomas Cannell, and she will lead Sesen Bio’s finance department. Ms. Forbes holds a Bachelor of Science in Business Administration from San Diego State University.

“Monica’s breadth of strategic and financial leadership experience, as well as her expertise in building operational infrastructure, M&A, and accessing capital markets, will help us scale the business in a financially prudent way, which will be essential to support the Company as we evolve from a development stage organization and drive towards the potential approval and commercialization of Vicinium®,” said Dr. Cannell. I would like to thank Rich for his many contributions to Sesen Bio and wish him success in his future endeavors.”

Ms. Anderson currently serves as the Company’s Corporate Controller. Ms. Anderson has extensive accounting and audit experience across multiple industries and has been an integral part of the Company’s accounting team for the last five years. Ms. Anderson will report to Ms. Forbes and she will continue to lead Sesen Bio’s accounting department and oversee the Company’s SEC and SOX reporting and compliance. Ms. Anderson received her Master’s in Accounting from the University of Colorado Denver and her Bachelor of Science in Engineering from the University of Maryland Baltimore County.

“Kirstin is a talented individual that is deeply familiar with our team and accounting processes,” continued Dr. Cannell. “Kirstin’s contributions to date have positioned us for success and she is a natural fit to assume the position of Principal Accounting Officer.”

About Vicinium®
Vicinium, a locally-administered fusion protein, is Sesen Bio’s lead product candidate being developed for the treatment of high-risk non-muscle invasive bladder cancer (NMIBC). Vicinium is comprised of a recombinant fusion protein that targets epithelial cell adhesion molecule (EpCAM) antigens on the surface of tumor cells to deliver a potent protein payload, Pseudomonas Exotoxin A. Vicinium is constructed with a stable, genetically engineered peptide tether to ensure the payload remains attached until it is internalized by the cancer cell, which is believed to decrease the risk of toxicity to healthy tissues, thereby improving its safety. In prior clinical trials conducted by Sesen Bio, EpCAM has been shown to be overexpressed in NMIBC cells with minimal to no EpCAM expression observed on normal bladder cells. Sesen Bio is currently conducting the Phase 3 VISTA trial, designed to support the registration of Vicinium for the treatment of high-risk NMIBC in patients who have previously received a minimum of two courses of bacillus Calmette-Guérin (BCG) and whose disease is now BCG-unresponsive. Additionally, Sesen Bio believes that Vicinium’s cancer cell-killing properties promote an anti-tumor immune response that may potentially combine well with immuno-oncology drugs, such as checkpoint inhibitors. The activity of Vicinium in BCG-unresponsive NMIBC is also being explored at the US National Cancer Institute in combination with AstraZeneca’s immune checkpoint inhibitor durvalumab.
About Sesen Bio
Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of patients with cancer. The company’s lead program, Vicinium®, also known as VB4-845, is currently in a Phase 3 registration trial, the VISTA trial, for the treatment of high-risk, BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). Vicinium is a locally-administered targeted fusion protein composed of an anti-EPCAM antibody fragment tethered to a truncated form of Pseudomonas Exotoxin A for the treatment of high-risk NMIBC. For more information, please visit the company’s website at www.sesenbio.com.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the safety and efficacy of the Company’s product candidates, the timing of the Company’s anticipated BLA submission, the potential approval and commercialization of the Company’s product candidates and other factors discussed in the “Risk Factors” section of the final prospectus supplement and accompanying prospectus related to this Offering and of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.
Contact:
Erin Clark, Vice President, Corporate Strategy & Investor Relations
ir@sesenbio.com